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                                                                    EXHIBIT 10.5

                                    Exhibit A

                       ROCHESTER SOFTWARE CONNECTION, INC.

                              EMPLOYMENT AGREEMENT

                                 WITH KEN HOLEC

           THIS AGREEMENT is entered into effective as of the 22 day of November 1993, by and between ROCHESTER SOFTWARE CONNECTION, INC., a Minnesota corporation (the "Company"), and Ken Holec, a Minnesota resident, ("Employee").

           WHEREAS, the Company desires to engage Employee in the position of President and Chief Executive Officer;

           WHEREAS, Employee possesses certain unique skills, talents, contacts, judgment and knowledge of the Company's businesses, strategies, ethics and objectives; and

           WHEREAS, Employee desires to be employed by the Company as its President and Chief Executive Officer and to be assured of reasonable tenure and terms and conditions of employment with the Company; and

           WHEREAS, both parties recognize the critical importance to the Company, its employees and investors, of preserving the confidentiality of the Company's trade secrets and confidential information and of protecting the Company against competition from former executives or other key employees of the Company following their separation from the Company;

           NOW, THEREFORE, in consideration of the foregoing premises and the parties' mutual covenants and undertakings contained in this Agreement, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

           1. Employment and Term. Subject to the terms and conditions herein provided, the Company hereby hires Employee, and Employee hereby accepts employment by the Company for a term commencing as of the date hereof and continuing for a minimum of one (1) year thereafter. The employment term shall automatically extend for an additional one (1) year following the expiration of each employment year (November 22 through November 21) unless, on or before October 21 of each year, one party has notified the other party in writing that this Agreement will not be extended for an additional year. In the event of such a notification, the employment term of Employee will expire at the expiration of the initial one (1) year employment term, or any extended term hereunder as the case may be, without further obligation for either party, except as described elsewhere in this agreement or in any stock option agreements then in effect between the Company and Employee. In addition, the Company may terminate the employment of Employee upon thirty (30) days notice, without cause, provided Company pays Employee severance pay as described in paragraph 3(c) of this Agreement.
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     Notwithstanding the foregoing, Company may terminate Employee's employment for cause without notice and without further obligation of any kind to Employee. For purpose of this Agreement, "cause" means (a) an act or acts of personal dishonesty taken by Employee and intended to result in substantial personal enrichment of Employee at the expense of the Company, (b) repeated violations by Employee of his obligations which are demonstrably willful and deliberate on Employee's part and which are not remedied within a reasonable period after Employee's receipt of written notice of such violations from the Company, (c) the willful engaging by Employee in illegal conduct that is materially and demonstrably injurious to the Company, (d) sexual harassment by Employee of any other employee of the Company, as determined by a court of competent jurisdiction, or (e) excessive use of intoxicating beverages or chemical abuse, following at least one written warning. No act, or failure to act, on Executive's part shall be considered "dishonest", "willful" or "deliberate" unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

     It is further agreed that the term of Employee's employment under this Agreement shall automatically terminate in the event of Employee's death. In the event Employee becomes mentally or physically disabled during the term of employment hereunder, his employment under this Agreement shall terminate as of the date such disability is established. As used in this subparagraph, the term "disabled" means suffering from any mental or physical condition, other than the use of alcohol or illegal use of narcotics, which renders Employee unable to perform substantially all of Employee's duties and services under this Agreement in a satisfactory manner (an "impaired condition") for a period of ninety (90) consecutive days. The date that Employee's disability is established shall be the ninety-first (91st) day upon which such impaired condition exists. Upon termination for disability, Employee shall be entitled to receive continuation of his base salary (as herein defined) for a period of one hundred eighty (180) days after the date of such termination. If Company maintains a disability policy covering Employee, then the amount of payments to be made by Company to Employee pursuant to this provision shall be reduced by any amounts so paid to Employee under any such insurance policy.

     2. Duties and Representations of Employee. During Employee's employment hereunder, he shall serve as Company's President and Chief Executive Officer and will have the day-to-day responsibility for making decisions relating to all aspects of the Company's affairs, including purchasing, marketing, sales and service programs, and personnel assignment and management, and shall have authority to and shall perform such functions and exercise such powers and duties as are customary for such position, subject always to the control of the Company's Board of Directors. Employee shall devote his full, time, attention, knowledge and skill exclusively to the loyal service of Company and shall perform all duties reasonably assigned to him by said Board of Directors. Additionally, Employee shall do such traveling as may reasonably be required by the Company in connection with the performance of his duties

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and responsibilities. Employee represents and warrants to the Company that (a)
his acceptance of employment under this Agreement and his performance of the duties contemplated herein are not in conflict with any obligation, undertaking or agreement between Employee and any third party including' without limitation, any of Employee's former employers, and (b) he has not and will not, during the course of his employment with the Company, disclose or utilize without permission, any confidential or proprietary information, trade secrets, materials, documents, or property owned by any third party including, without limitation, any of Employee's former employers. The Company acknowledges the existence and conditions of a December 4, 1986 Employee Invention, Nondisclosure and Noncompetition Agreement between Employee, and a Covenant Not To Compete clause contained in a March 24, 1986 Agreement for the Purchase of Capital Stock of Lawson Associates, Inc.

     3. Compensation. The Company shall pay to Employee the following compensation beginning November 22, 1993:

     a. Base Salary. The Company shall pay to Employee an annual base salary of One Hundred Seventy-Five Thousand Dollars ($175,000.00) payable in periodic installments in accordance with the standard payroll practices of Company in effect from time to time. Employee's base salary shall be reviewed for potential adjustment on the basis of performance from time to time.

     b. Bonuses. Bonuses shall be paid to Employee as the Board of Directors of the Company may determine in its discretion from time to time. For the Company's 1995 fiscal year, Employee's bonus target shall be 25% of base salary for such year, but shall be tied to achievement of business plan and other objectives established by the Company's Board of Directors.

     c. Severance Pay. In the event the Company gives notice to the Employee that this Agreement will not be extended or upon termination of the Employee's employment by the Company, other than for cause as defined in paragraph 1, the Employee shall be entitled to receive his then current base salary for an additional six months following the date of termination, to be paid as though the employee had remained in the employ of the Company. If, at the end of such six month period, Employee is not employed on a full-time basis, the Company will continue to pay Employee his monthly base salary until the earlier of twelve months after the date of termination or the date that Employee commences full-time employment. The severance pay shall be in lieu of any other compensation of any other kind otherwise payable to the Employee under this Agreement. Employee shall not be entitled to severance pay if the Employee voluntarily terminates employment with the Company or gives notice of non-renewal pursuant to paragraph 1 above; provided, however, that Employee shall not be precluded from receiving severance pay pursuant to this paragraph if he terminates his employment with the Company following a "change of control" of the Company (defined to mean the acquisition by a person not currently a shareholder of the Company of shares of Company stock representing more than fifty percent (50%) of the voting power of the outstanding shares) which results in a

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substantial change in the scope of Employee's employment responsibilities or job relocation. Employee's entitlement to severance pay following six months after the termination date shall be conditioned upon Employee making good faith efforts to locate full-time employment at compensation and responsibility levels consistent with his employment, with the Company.

     d. Stock Option Plan. Employee and Company have entered into a separate Incentive Stock Option Agreement dated November 22, 1993, whereby Employee is granted an Incentive Stock Option to purchase shares of Company's common stock, which Agreement is attached hereto as Exhibit "A" and by this reference incorporated herein.

     g. Advance Bonus. On the first day of his employment by the Company pursuant to this Agreement, Employee shall be paid an advance bonus of Twenty-Five Thousand Dollars ($25,000.00). As an additional advance bonus, the Company will pay, up to a total of Four Thousand Two Hundred Dollars ($4,200), the initiation fees for Employee to join the Rochester Country Club and Employee's 1994 membership dues to such country club, so that such facility may be available for employee and customer meetings and for customer and prospect entertainment relating to the Company's business.

     h. Relocation Expense Reimbursement. The Company will reimburse Employee for up to $35,000 of out-of-pocket moving and relocation expenses relating to the relocation of Employee's personal residence from Burnsville, Minnesota to Rochester, Minnesota, including real estate brokers' fees, closing costs relating to the purchase and sale of personal residences and house-hunting expenses. In addition, the Company will reimburse Employee for any income tax costs incurred by Employee as a result of the nondeductability of any of the expenses for which he receives reimbursement from the Company pursuant to this paragraph.

     i. Bridge Loan. In the event that Employee's Burnsville residence is not sold prior to the closing of the purchase by Employee of a new personal residence in Rochester, the Company shall, at Employee's request, make a loan to Employee in an amount necessary to find the down payment on the Rochester residence. Any such loan will bear interest at prime rate, will be repaid in full within ten days after the closing of the sale of Employee's Burnsville residence and shall be secured by a mortgage on the Burnsville residence.

     4. Additional Benefits. Employee shall be entitled to those additional Company benefits and perquisites which may be customarily made available to other executive employees of the Company. Without limiting the foregoing, Employee shall be eligible to participate in any executive bonus plan which may be offered, pension plan, or group life, health or accident insurance, or any other such plan or policy which may presently be in effect or which may hereafter be adopted by Company for the benefit of its executive employees and corporate officers generally. Furthermore, Employee shall be entitled to the following additional benefits:

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     a. Expense Reimbursement. During the term of Employee's employment under this Agreement, the Company shall bear reasonable and ordinary business expenses incurred by Employee in performing his duties, including travel and living expenses while away from home on business in the service of the Company, long distance home telephone expenses, provided that Employee accounts promptly for such expenses to the Company in the manner reasonably prescribed from time to time by the Company.

     b. Vacation. During the term of Employee's employment under this Agreement, Employee shall be entitled to take up to two (2) weeks of vacation per year with pay, at such times as shall be mutually convenient to Company and Employee. Vacation time must be used within the applicable employment year and may not be accumulated.

     c. Professional and Personal Development. During the term of the Employee's employment under this Agreement, Employee shall be entitled to take two weeks per year to attend seminars, professional meetings, conventions, personal development, and educational or recreational courses as he may in his sole discretion elect to utilize. The Company shall pay for that portion of the expenses for such seminars or meetings which are allocable to Company purposes, if any.

     5. Confidentiality. Employee hereby agrees to sign the Company's Confidentiality and Inventions Agreement, a copy of which is attached hereto as Exhibit "B" and by this reference incorporated herein. All of Company's trade secrets, and all other confidential information, including, but not limited to, any patents, copyrights, processes, technology, machines, equipment, material, ideas, concepts, techniques, conditions of operation, or customer lists, relating to the business of Company shall be the sole property of Company, and Company shall have exclusive rights to such property, and the Employee acknowledges and agrees that any information or data Employee has received concerning such trade secrets and/or confidential information was received by Employee in confidence and as a fiduciary of Company. Employee shall not divulge to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, or use in any manner, directly or indirectly, for any purpose whatsoever, any of the trade secrets or confidential information of Company, except in Company's best interest. In addition, Employee will use reasonable and prudent care to safeguard, protect and prevent the unauthorized use and disclosure of confidential information. The obligations contained in this paragraph will survive for as long as the Company in its sole judgment considers the information to be confidential information.

     6. Return of Proprietary Property. Employee agrees that all property in Employee's possession belonging to Company, including without limitation, all documents, reports, manuals, memoranda, computer print-outs, customer lists, credit cards, keys, identification, products, access cards and all other property relating in any way to the business of the Company are the exclusive property of the Company, even if Employee authored, created or assisted in authoring or creating such property. Employee shall return to the Company all such

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documents and property immediately upon termination of employment or at such earlier time as the Company may reasonably request.

     7. Key-Man Insurance. Employee agrees that Company may add additional "Key-Man" life and/or disability insurance on his life. Company will pay premiums and be the beneficiary. In addition, Employee agrees to submit to the usual and customary medical examination and otherwise to cooperate with Company in connection with the procurement of any such insurance, and any claims thereunder. The Key-Man life insurance policy upon the life of Employee to be procured by the Company shall provide for a Two Hundred Fifty Thousand Dollar ($250,000.00) benefit payable to beneficiaries designated by Employee, with all additional benefits thereunder payable to the Company.

     8. Restrictive Covenant. Employee acknowledges that the Company needs to be protected against the potential for unfair competition and impairment of the Company's goodwill by Employee's use of the Company's training, assistance, confidential information and trade secrets in direct competition with the Company. Employee therefore agrees that for the greater of (a) six months, or
(b) the period of time that Employee is entitled to receive severance pay from the Company pursuant to paragraph 3(c) of this Agreement, Employee shall not operate, join, control, be employed by or participate in ownership, management, operation or control of, or be connected in any manner as an independent contractor, consultant or otherwise, with any person or organization engaged in any business activity which is the same as, similar to, or competitive with any business of the Company or any successor of the Company as of the expiration or termination date within the states of the United States of America. Employee expressly agrees the provisions of this paragraph 8 shall survive the expiration or the termination of this Agreement, whether such termination be voluntary or involuntary or with or without cause. In the event Company maintains an action, either at law, equity, or both, to enforce this non-competition covenant against Employee, Employee waives any right to maintain any of the following defenses:

     (a) That this restrictive covenant is not necessary for the protection of the business or the goodwill of Company;

     (b) That this restrictive covenant is unreasonable, unconscionable, illegal, in restraint of trade, or in violation of any right granted by the state or federal constitution;

     (c)  That there has been no damage to Company;

     (d)  That Company has an adequate remedy at law; or

     (e) That this restrictive covenant is not supported by adequate consideration.

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     Employee agrees that in addition, but not to the exclusion of any other available remedy, Company shall have the right to enforce the provisions of this non-competition agreement by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor. In any such court action, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs from the other party.

     9. Covenant Not to Recruit. Employee recognizes that Company's work force constitutes an important and vital aspect of its business. Employee agrees that for a period of two (2) years following the expiration or termination of this Agreement for any reason whatsoever, he shall not solicit, or assist anyone else in the solicitation of, any of the Company's then current employees to terminate their employment with the Company, and to become employed by any business enterprise with which the Employee may then be associated or connected, whether as an owner, employee, partner, agent, investor, consultant, contractor or otherwise.

     10. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Employee may not assign this Agreement nor any rights hereunder. Any purported or attempted assignment or transfer by Employee of this Agreement or any of Employee's duties, responsibilities or obligations hereunder shall be void.

     11. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing, shall be deemed to have been duly given on the date of service if personally served on the parties to whom notice is to be given, or on the second day after mailing if mailed to the parties to whom notice is given, by first class mail, postage prepaid, and properly addressed as follows:

To Company at:                         Rochester Software Connection, Inc.
                                       4909 Highway 52 North
                                       Rochester, Minnesota 55901

To Employee at:                        14009 Frontier Lane
                                       Burnsville, Minnesota 55337

     Any party may change the address for the purpose of this paragraph by giving the other written notice of the new address in the manner set forth above.

     12. Construction and Severability. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Minnesota. In the event any provision of this Agreement shall be held illegal or invalid for any reason, said illegality or invalidity shall not in any way affect the legality or validity of any other provision

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hereof. It is the intention of the parties hereto that Company be given the broadest possible protection respecting its confidential information and trade secrets and respecting competition by Employee following his separation from the Company.

     13. Arbitration. Except as provided in sub-paragraph b below, any claims or disputes of any nature between the parties arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement shall be resolved exclusively by arbitration before the American Arbitration Association in Rochester, Minnesota pursuant to the Association's rules for commercial arbitration.

     a. The decision of the arbitrator(s) shall be final and binding upon both parties. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event of submission of any dispute to arbitration, each party shall, not later than thirty (30) days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons whom each party intends to call as witnesses at the hearing.

     b. This section shall have no application to claims by the Company asserting violation of or seeking to enforce, by injunction or otherwise, the terms of paragraphs 5, 6, 8 and 9 above. Such claims may be maintained by the Company in a lawsuit subject to the terms of paragraph 14 below.

     14. Venue. Any action at law, suit in equity or judicial proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement or any provision hereof shall be litigated only in the courts of the State of Minnesota, County of Olmsted. Employee waives any right Employee may have to transfer or change the venue of any litigation brought against Employee by the Company.

     15. Entire Agreement. This Agreement sets forth the entire agreement between Company and Employee with respect to his employment by the Company and there are no undertakings, covenants or commitments other than as set forth herein. This Agreement may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced. This Employment Agreement supersedes any and all prior understandings or agreements between the parties.

     16. Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one in the same instrument.

     17. Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

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     18. Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the expiration of this Agreement or the termination of Employee's employment hereunder, shall continue in full force and effect, notwithstanding Employee's termination of employment hereunder or the expiration of this Agreement.

     19. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

     20. Reliance by Third Parties. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit therefrom absent the express written consent of the party to be charged with such reliance or benefit.

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     IN WITNESS WHEREOF, the Company has caused this instrument to be executed and the Employee has hereunto set his name as of the day and year first above written.

EMPLOYEE                                    ROCHESTER SOFTWARE
                                            CONNECTION, INC.

-----------------------------------         By
Ken Holec                                     -------------------------------
                                            Its
                                               ------------------------------

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